Exhibit 4(n)

                                 $12,000,000

                             TERM LOAN AGREEMENT



                                   between



              MARKET STREET MORTGAGE CORPORATION, as Borrower,



                                     and



                GE CAPITAL MORTGAGE SERVICES, INC., as Lender





                     ____________________________________

                          Dated as of April 29, 1994
                     ____________________________________

                              TABLE OF CONTENTS



                                                                 Page


Section 1.  Definitions and Principles of Construction            1
     1.01   Defined Terms                                         1
     1.02   Principles of Construction                           12

Section 2.  Amount and Terms of Credit                           13
     2.01   Commitment                                           13
     2.02   Minimum Borrowing Amount                             13
     2.03   Reserved                                             13
     2.04   Request for Advance                                  13
     2.05   Disbursement of Funds                                13
     2.06   Note                                                 13
     2.07   Interest and Principal Payments                      14
     2.08   Increased Costs                                      15
     2.09   Increased Capital                                    15

Section 3.  Fees and Charges                                     16
     3.01   Fees and Charges                                     16

Section 4.  Prepayments                                          17
     4.01   Reserved                                             17
     4.02   Mandatory Prepayments                                17
     4.03   Release of Collateral; Substitution                  18
     4.04   Sale of Collateral                                   18
     4.05   Method and Place of Payment                          19
     4.06   Net Payments                                         19
     4.07   Breakage Costs                                       20

Section 5.  Conditions Precedent                                 20
     5.01   Execution of Agreement; Note                         20
     5.02   No Default: Representations and Warranties           21
     5.03   Request for Advance                                  21
     5.04   Opinions of Counsel                                  21
     5.05   Diligence                                            21
     5.06   Corporate Documents; Proceedings                     21

     5.07   Financial Statements                                 22
     5.08   Mandatory Prepayment                                 22
     5.09   Term Loan Security Agreement; UCC's                  22
     5.10   No Adverse Change                                    23
     5.11   Insurance                                            23
     5.12   Fees                                                 23
     5.13   No Litigation                                        23
     5.14   Legal or Regulatory Proceedings                      24
     5.15   Eligible Portfolio                                   24
     5.16   Servicing Documents                                  25
     5.17   Sale and Transfer Dates                              25
     5.18   No Repurchase; No Material Change                    25
     5.19   Initial Appraisal                                    26
     5.20   Assignment of Purchase Contract, etc.                26
     5.21   Other Conditions Satisfied                           26

Section 6.  Representations, Warranties and Agreements           26
     6.01   Corporate Power and Authority                        26
     6.02   No Violation                                         27
     6.03   Governmental Approvals                               27
     6.04   Financial Condition; Undisclosed Liabilities; etc.   27
     6.05   Litigation                                           27
     6.06   True and Complete Disclosure                         27
     6.07   Use of Proceeds; Margin Regulations                  28
     6.08   Compliance with Statutes, etc                        28
     6.09   No Burdensome Agreement                              28
     6.10   Security Interests                                   28
     6.11   Representations in Warehouse Agreement               28
     6.12   Representations in Purchase Contracts                29
     6.13   Representations Relating to Servicing                29

Section 7.  Affirmative Covenants                                30
     7.01   Information Covenants                                31
            (a)     Financial Statements                         31
            (b)     Notice of Default                            31
            (c)     Agency Related Defaults                      31
            (d)     Change in Servicing Procedures               31
            (e)     Sale of Servicing Rights                     31
            (f)     Portfolio Appraisal                          31
            (g)     Monthly Portfolio Analysis                   32
     7.02   Collateral                                           32

     7.03   Covenants in Warehouse Agreement                     32
     7.04   Transfer of Servicing Rights                         32

Section 8.  Negative Covenants                                   33
     8.01   Liens                                                33
     8.02   Indebtedness                                         33
     8.03   Modifications of Certain Agreements and Collateral   33
     8.04   Negative Covenants in Warehouse Agreement            34

Section 9   Events of Default                                    34
     9.01   Payments                                             34
     9.02   Representations, etc.                                34
     9.03   Covenants                                            35
     9.04   Term Loan Security Agreement                         35
     9.05   Defaults Under Warehouse Agreements                  35

Section 10. Miscellaneous                                        36
     10.01  Payment of Expenses; Indemnity                       36
     10.02  Notices                                              38
     10.03  Benefit of Agreement                                 38
     10.04  No Waiver; Remedies Cumulative                       38
     10.05  Calculations; Computations                           38
     10.06  Governing Law; Submission to Jurisdiction; Venue     39
     10.07  Participation and Syndication                        39
     10.08  Obligation to Make Payments in Dollars               39
     10.09  Counterparts                                         40
     10.10  Effectiveness                                        40
     10.11  Headings Descriptive                                 40
     10.12  Amendment or Waiver                                  40
     10.13  Survival                                             40
     10.14  Waiver of Jury Trial                                 40

EXHIBITS

     EXHIBIT A      -    Form of Request for Advance
     EXHIBIT B      -    Form of Note
     EXHIBIT C      -    Form of Opinion of Special Counsel for
                              the Borrower
     EXHIBIT D-1    -    Form of Officers' Certificate for
                              Borrower
     EXHIBIT D-2    -    Forms of Owners' and Officers
                              Certification
     EXHIBIT E      -    Form of Term Loan Security Agreement
     EXHIBIT F      -    Form of Servicing Release Commitment

SCHEDULES

     SCHEDULE I     -    Liabilities and Obligations
     SCHEDULE II    -    Exceptions to Representations in
                              GE Warehouse Credit Agreement
     SCHEDULE III   -    Existing Indebtedness

     TERM LOAN AGREEMENT, dated as of April 29, 1994, between MARKET STREET MORTGAGE CORPORATION, a Michigan corporation (the "Borrower"), and GE CAPITAL MORTGAGE SERVICES, INC., a New Jersey corporation (the "Lender")


W I T N E S S E T H:


    WHEREAS, the Borrower has requested the Lender to make a secured term loan to the Borrower, in an aggregate principal amount not to exceed $12,000,000, to finance the Borrower's purchase from time to time of mortgage loan servicing rights; and

    WHEREAS, the Lender is willing to make such secured term loan to the Borrower, but only subject to and upon the terms and conditions herein set forth;

    NOW, THEREFORE, in consideration of the premises, and the mutual covenants hereinafter contained, the parties hereto agree as follows:

    Section 1.  Definitions and Principles of Construction.

         1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acknowledgment Agreement" shall mean, with respect to any Serviced Loan, the agreement or agreements (including all exhibits and schedules attached thereto or delivered pursuant thereto and all amendments and supplements thereof), if any, by and among the Borrower, the Lender and an Agency, pursuant to which the Agency has consented to the Borrower's grant to the Lender of a security interest in the Servicing Rights associated with such Serviced Loan to secure Advances made hereunder.

         "Adjustable Rate Loan" shall mean a Mortgage Loan where the initial interest rate is subject to adjustment after closing under the circumstances described in the Mortgage Note.

         "Administrative Costs" shall have the meaning provided in Section 3.01(b).

         "Advance" shall have the meaning provided in Section 2.01.

         "Affiliate" shall mean, as to any Person, any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agency" shall mean, as the context requires, FHLMC, FNMA or GNMA.

         "Agency Agreement" shall mean the agreement or agreements (including all exhibits and schedules attached thereto or delivered pursuant thereto and all amendments and supplements thereof) between a Seller and an Agency relating to Serviced Loans owned by such Agency and the servicing thereof by the Seller or otherwise affecting the Servicing Rights associated with such Serviced Loans, which Agency Agreement shall be transferred to the Borrower pursuant to the Purchase Contract for such Servicing Rights.

         "Agency Consent" shall mean the written consent or approval of an Agency to the transfer of Servicing Rights from a Seller to the Borrower as contemplated by the related Purchase Contract.

         "Agency Requirements" shall mean the applicable rules, regulations, directives and instructions of an Agency, including, without limitation, the applicable requirements of the Guides, the Agency
Agreements, the Agency Consents and the Acknowledgment Agreements.

         "Agency Rights" shall mean all rights, powers and prerogatives of an Agency under or pursuant to any Servicing Documents or the Guides, and all claims of an Agency arising out of any and all defaults and outstanding obligations of the Borrower to such Agency.

         "Agreement" shall mean this Term Loan Agreement (including all exhibits and schedules attached hereto or delivered pursuant hereto), as modified, supplemented or amended from time to time.

         "Amortizing Installment" shall have the meaning provided in
Section 2.07(b).

         "Appraisal" shall mean any appraisal of a Servicing Portfolio or of Comparable Servicing Rights made by the Lender or by an Appraiser and delivered to Lender pursuant to Section 4.03(b), Section 5.19 or Section 7.01(f); provided that (i) no Appraisal shall attribute any value to Servicing Rights, or the Comparable Servicing Rights described in Section 4.03(b), for Delinquent Loans, Foreclosure Loans, or Mortgage Loans with respect to which litigation (except any class action suit where the mortgagor is not the class representative) or bankruptcy proceedings have been commenced, and (ii) the methodology and assumptions used by any Appraiser shall have been approved by the Lender in its reasonable discretion.

         "Appraised Value" shall mean, with respect to any Servicing Portfolio or Comparable Servicing Rights, the value set forth in the most recent Appraisal thereof which has been delivered to the Lender pursuant to
Section 5.19 or Section 7.01(f).

         "Appraiser" shall mean a Person (who shall not be an Affiliate of the Lender or the Borrower) experienced in the valuation of mortgage servicing rights, selected by the Borrower and acceptable to the Lender.

         "Assignment of Mortgage" shall mean, with respect to any Serviced Loan, an assignment of the related Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located, to reflect the sale of the Mortgage to the Agency who has purchased the same, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgage Loans secured by Mortgaged Properties located in the same jurisdiction.

         "Balloon Loan" shall mean a Mortgage Loan where the scheduled monthly payments of principal and interest are based on an amortization schedule longer than the actual loan term and a larger final payment is required at the end of the loan term to pay the remaining principal balance.

         "Borrower" shall mean Market Street Mortgage Corporation, a Michigan corporation, and its successors in interest and permitted assigns.

         "Borrowing Base" shall mean, with respect to any Servicing Portfolio, an amount equal to 70% of the lesser of (x) the Purchase Price of such Servicing Portfolio (excluding, however, any amount allocated under the Purchase Contract to Servicing Rights for Delinquent Loans, Foreclosure Loans and Mortgage Loans with respect to which litigation or bankruptcy proceedings have been commenced) or (y) the Appraised Value of such Servicing Portfolio (as reflected in an Appraisal delivered pursuant to Section 5.19); provided that, in any event, (i) the Borrowing Base for any Servicing Portfolio where the Serviced Loans are owned by FHLMC or FNMA shall not exceed 1.0% of the aggregate unpaid principal balance of such Serviced Loans, and (ii) the Borrowing Base for any Servicing Portfolio where the Serviced Loans are owned by GNMA shall not exceed 1.2% of the aggregate unpaid principal balance of such Serviced Loans.

         "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

         "Buy-Down Loan" shall mean a Mortgage Loan which is subject to an interest rate buy-down arrangement whereby the borrower, the seller of the Mortgaged Property, or another party pays an amount to the lender or its agent to reduce or subsidize the loan payments, or to obtain a lower interest rate for all or a portion of the loan term.

         "Cash-Out Refinance Loan" shall mean either (i) a Mortgage Loan obtained to repay an existing debt secured by the Mortgaged Property, where the loan amount includes additional cash paid to the borrower, in an amount which would qualify it as a cash-out refinance loan under applicable Agency Requirements, or (ii) a Mortgage Loan where the borrower is the present owner of the Mortgaged Property and the Mortgaged Property does not already have a mortgage lien against it.

         "Collateral" shall mean all "Collateral" as defined in the Term Loan Security Agreement.

         "Commercial Paper" shall mean the short-term promissory notes of GE Capital Corporation.

         "Commercial Paper Rate" shall mean, with respect to any calendar month, a rate per annum determined by annualizing the aggregate interest expense of GE Capital Corporation (determined on an accrual basis) for such calendar month in respect of Commercial Paper outstanding during such calendar month.

         "Commitment" shall mean the obligation of the Lender to make Advances in an aggregate principal amount outstanding at any time not to exceed $12,000,000.

         "Commitment Fee" shall have the meaning provided in Section
3.01(a).

         "Comparable Servicing Rights" shall have the meaning provided in
Section 4.03(b).

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase or repurchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder); provided, that with respect to Contingent Obligations that consist of an obligation to repurchase Mortgage Loans, or fund any losses related thereto, sold by the Borrower with recourse the amount of such Contingent Obligations at any time shall in no event be less than an amount equal to the sum of (i) 40% of the outstanding principal balance of all such Mortgage Loans as to which foreclosure proceedings have been commenced with respect to the underlying property or bankruptcy or insolvency proceedings have been commenced with respect to the obligor thereon, (ii) 30% of the outstanding principal balance of all such Mortgage Loans with respect to which any payment due thereunder is more than 89 days delinquent, (iii) 15% of the outstanding principal balance of all such Mortgage Loans with respect to which any payment due thereunder is more than 59, but less than 90 days, delinquent,
(iv) 4% of all such Mortgage Loans with respect to which any payment due thereunder is more than 29 days, but less then 60 days, delinquent and (v) 0.50% of the aggregate outstanding principal balance of all such Mortgage Loans as to which no payment due thereunder is more than 29 days past due.

         "Cooper River Warehouse Credit Agreement" shall mean the
Warehouse Credit Agreement dated as of July 30, 1993 among the Borrower, Cooper River Funding Inc., as lender, and GE Capital Mortgage Services, Inc., as agent, as modified, supplemented or amended from time to time.

         "Credit Documents" shall mean this Agreement, the Note and the Term Loan Security Agreement.

         "Custodial Agreement" shall mean, with respect to any Serviced Loan, the agreement or agreements governing the retention of the originals of the Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents as referred to and in accordance with the related Agency Agreement, which agreements are to be assigned by the Seller to the Borrower pursuant to the related Purchase Contract.

         "Custodian" shall mean an entity acting as a Mortgage Loan Document custodian under any Custodial Agreement or pursuant to any Agency Requirements, and any successor in interest to such entity.

         "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Delinquent Loan" shall mean a Mortgage Loan in respect of which any Monthly Payment due thereon is more than thirty (30) days overdue.

         "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

         "Downpayment Amount" shall have the meaning provided in Section
4.04(c).

         "Effective Date" shall have the meaning provided in Section
10.10.

         "Escrow Account" shall mean an account or accounts maintained for the deposit of Escrow Payments received in respect of one or more Serviced Loans.

         "Escrow Payments" shall mean, with respect to any Serviced Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, buy-down funds, optional insurance funds and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the requirements of the related Mortgage, the related Agency Agreement, or any other documents.

         "Event of Default" shall have the meaning provided in Section 9.

         "Expiry Date" shall mean the earlier of (i) December 31, 1994, as such date may be extended upon mutual agreement between the Borrower and the Lender from time to time and (ii) the date on which the commitment to advance funds to the Borrower pursuant to either the GE Warehouse Credit Agreement or the Cooper River Warehouse Credit Agreement, or both, shall terminate.

         "Extended Advance" shall have the meaning provided in Section
2.01.

         "Extension Period" shall have the meaning provided in Section
3.01(a).

         "Fees" shall mean the Commitment Fee and the Administrative
Costs.

         "FHA" shall mean the Federal Housing Administration or any successor thereto.

         "FHLMC" shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

         "FHLMC Guide" shall mean the FHLMC Sellers' & Servicers' Guide, any amendments or additions thereto, and any successor publication respecting the subject matter thereof.

         "FNMA" shall mean the Federal National Mortgage Association, a corporation in conformance with Title III of the National Housing Act, as amended, or any successor thereto.

         "FNMA Guides" shall mean the FNMA Selling Guide and the FNMA Servicing Guide, any amendments and additions thereto, and any successor publication respecting the subject matter thereof.

         "Foreclosure Loan" shall mean a Mortgage Loan with respect to which foreclosure proceedings have been referred to an attorney or have been instituted and are pending or have been completed, or a deed in lieu of foreclosure has been accepted or delivery thereof is pending.

         "GE Warehouse Credit Agreement" shall mean the Warehouse Credit Agreement, dated as of July 30, 1993, between the Borrower and the Lender, as modified, supplemented or amended from time to time.

         "GE Warehouse Security Agreement" shall mean the Warehouse Security Agreement, dated as of July 30, 1993, between the Borrower and the Lender, as modified, supplemented or amended from time to time.

         "GNMA" shall mean the Governmental National Mortgage Association, a corporation in conformance with Title VIII of the Housing and Urban Development Act of 1968, as amended, or any successor thereto.

         "GNMA Guide" shall mean the GNMA Mortgage-Backed Securities Guide, and any amendments and additions thereto, and any successor publication respecting the subject matter thereof.

         "Guides" shall mean the FHLMC Guide, the FNMA Guides and/or the GNMA Guide, as applicable.

         "HUD" shall mean the Department of Housing and Urban Development or any successor thereto.

         "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required in accordance with generally accepted accounting principles to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person.

         "Initial Borrowing Date" shall mean the date on which the initial incurrence of Advances occurs.

         "Lender" shall mean GE Capital Mortgage Services, Inc., a New Jersey corporation, and its successors in interest and assigns.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing), and any Agency Rights.

         "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

         "Maturity Date" shall have the meaning provided in Section 2.06.

         "Monthly Payment" shall mean the scheduled monthly payment of principal and interest and taxes and insurance on a Mortgage Loan.

         "Mortgage" shall mean the mortgage, deed of trust, deed to secure debt, or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple or a leasehold estate (as permitted by the relevant Agency) in real property.

         "Mortgage File" shall mean the file containing the Mortgage Loan Documents pertaining to a particular Mortgage Loan.

         "Mortgage Bankers' Reporting Forms" shall mean all Mortgage Bankers' Financial Reporting Form Statement of Condition (designated as FHLMC Form 1055 and FNMA Form 1002, respectively, and any successor thereto or replacement thereof) filed by the Borrower with FHLMC or FNMA.

         "Mortgage Loan" shall mean a loan evidenced by a Mortgage Note and secured by a Mortgage encumbering a completed one to four family residential property (including, without limitation, condominium units and excluding cooperative ownership interests).

         "Mortgage Loan Documents" shall mean the loan documents pertaining to any Mortgage Loan, including, without limitation, the Mortgage Note, the Mortgage, any Assignment of the Mortgage and all other assignments, the title insurance policy and, if applicable, the policy of primary mortgage guaranty insurance.

         "Mortgage Loan Schedule" shall mean, with respect to any Servicing Portfolio, the mortgage loan schedule setting forth the information with respect to each Mortgage Loan in the Servicing Portfolio as required by Agency Requirements.

         "Mortgage Note" shall mean the promissory note or other evidence of the indebtedness of a Mortgagor which is secured by a Mortgage.

         "Mortgaged Property" shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.

         "Mortgagor" shall mean the obligor on a Mortgage Note.

         "New Servicer" shall have the meaning provided in Section 4.04.

         "Note" shall have the meaning provided in Section 2.06.

         "Obligations" shall mean all "Obligations" as defined in the Term Loan Security Agreement.

         "Office" shall mean the office of the Lender located at Three Executive Campus, Cherry Hill, New Jersey 08002 or such other address as the Lender may specify from time to time in a written notice to the Borrower.

         "Operating Account" shall mean the operating account number 890-0026723 maintained by the Lender at Bank of New York or such other account as the Lender may specify from time to time in a written notice to the Borrower.

         "Parent" shall mean Republic Bancorp Inc., a Michigan corporation.

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "Pool" shall mean a group of Mortgage Loans which is segregated on the basis of applicable Agency Requirements and which is considered to be aggregated for the purposes of servicing.

         "Purchase Contract" shall mean the agreement or agreements (including all exhibits and schedules attached thereto or delivered pursuant thereto and all amendments and supplements thereof) pursuant to which a Seller has agreed to sell and transfer to the Borrower certain Servicing Rights.

         "Purchase Price" shall mean the aggregate amount to be paid by the Borrower to a Seller pursuant to a Purchase Contract as the full purchase price for the Servicing Portfolio being purchased thereunder.

         "Request for Advance" shall have the meaning provided in Section
2.04.

         "Sale Date" shall mean, with respect to any Purchase Contract, the date on or as of which ownership of all Servicing Rights being purchased thereunder shall have been sold and transferred to the Borrower by the Seller in accordance with the terms thereof and the Borrower has remitted to the Seller the portion of the Purchase Price then required to be paid for such Servicing Rights.

         "Seller" shall mean a Person who owns certain Servicing Rights which it has agreed to sell and transfer to the Borrower pursuant to a Purchase Contract.

         "Serviced Loan" shall mean a Mortgage Loan which is subject to an Agency Agreement and whose Servicing Rights are the subject of a Purchase Contract.

         "Servicing Documents" shall mean, with respect to any Servicing Portfolio, the following documents and instruments related thereto:

                 (i) the Purchase Contract;

                (ii) the Servicing Manual, if any;

               (iii) all Agency Agreements (containing both the original
                     Mortgage Loan Schedule and an updated Mortgage Loan Schedule as of the relevant Sale Date);

                (iv) all Agency Consents, consents from any other
                     applicable parties, and tri-party agreements with an Agency required in order to effect the valid transfer of the related Servicing Rights pursuant to Agency Requirements;

                 (v) all Acknowledgment Agreements;

                (vi) all Custodial Agreements; and

               (vii) any assignment, conveyance agreement or other
                     document or instrument (not otherwise described in clauses (ii) through (vi) above) required under the terms of the Purchase Contract to be executed and delivered by the Seller, the Borrower or any other party to effect the purchase and sale of the Servicing Rights thereunder.

         "Servicing File" shall mean, collectively, the documents, files and other items pertaining to a particular Serviced Loan including, but not limited to, the computer files, data disks, books, records, data tapes, notes, and all additional documents generated as result of or utilized in originating and/or servicing such Serviced Loan.

         "Servicing Manual" shall mean any manual or similar collection of directories or instructions detailing the procedures pursuant to which the Seller is to effect the transfer of the Servicing Rights, the Servicing Files, the Agency Agreements and all other applicable Servicing Documents to the Borrower pursuant to the related Purchase Contract.

         "Servicing Portfolio" shall mean all Servicing Rights which are the subject of a particular Purchase Contract.

         "Servicing Rights" shall mean, with respect to a Serviced Loan, any and all of the following as defined and permitted in the related Servicing Documents and the Guides: (a) all rights to service the Serviced Loan; (b) any payments or monies payable or received for servicing the Serviced Loan; (c) any late fees, assumption fees, penalties or similar payments payable or received with respect to the Serviced Loan; (d) all rights to receive (from the Mortgagor, insurance proceeds, claims settlements, or any other source) funds advanced (i) to cover delinquent Monthly Payments or (ii) in the performance of other servicing obligations (including, without limitation, the preservation, protection, management and disposition of Mortgaged Properties and the enforcement of judicial or other remedial proceedings with respect thereto); (e) escrow payments or other similar payments payable or received with respect to the Serviced Loan; (f) all accounts and other rights to payments related to any of the property described in this paragraph; (g) possession and use of any and all Servicing Files pertaining to the Serviced Loan or pertaining to the past, present or prospective servicing of the Serviced Loan; (h) all rights under all agreements or documents creating, defining or evidencing any such servicing rights; and (i) all rights, powers and privileges incident to any of the foregoing. For purposes of Section 4 and Sections 7.01(f) and (g), the term "Servicing Rights" shall also include all Comparable Servicing Rights which have been substituted for Servicing Rights previously pledged to the Lender pursuant to Section 4.03(b).

         "Servicing Sale Agreement" shall mean a written agreement between the Borrower and a New Servicer which provides for the purchase by the New Servicer of Servicing Rights which are then pledged as Collateral under the Term Loan Security Agreement.

         "Standard Fee Period" shall mean the period beginning on the first day immediately succeeding the Expiry Date and ending on the next succeeding December 31, and each one-year period thereafter (beginning on each January 1) until the Term Loan shall have been paid in full.

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has

(A) more than a 50% equity interest at the time or (B) an interest satisfying the provisions of clause (i) above in any general partner of any limited partnership or joint venture.

         "Taxes" shall have the meaning provided in Section 4.06.

         "Term Loan" shall have the meaning provided in Section 2.07(b).

         "Term Loan Security Agreement" shall have the meaning provided in
Section 5.09.

         "Transfer Date" shall mean, in connection with any Purchase Contract, the date on or as of which (i) the Seller shall have transferred to the Borrower the Servicing Files, the Agency Agreement, the Mortgage Files and any other documents relating to the Serviced Loans whose Servicing Rights were transferred to the Borrower as of the relevant Sale Date, and (ii) the Borrower shall have assumed the actual servicing of the Serviced Loans in accordance with the terms of such Purchase Contract and any relevant Agency Requirements. The Transfer Date may be on or subsequent to the Sale Date, but in any event shall be no later than three months after the Sale Date.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in New Jersey or Florida or any other relevant jurisdiction, as applicable.

         "United States" and "U.S." shall each mean the United States of America.

         "VA" shall mean the Veterans Administration or any successor thereto.

         "VA Loan" shall mean a Mortgage Loan which is eligible for guarantee by VA and is either so guaranteed or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen's Readjustment Act, as now in effect and as may be hereafter amended from time to time, and is otherwise eligible for inclusion in a GNMA mortgage-backed security pool.

         1.02 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein," "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in conformity with those used in the preparation of the financial statements referred to in Section 5.07.

         Section 2.  Amount and Terms of Credit.

         2.01 Commitment. Subject to and upon the terms and conditions set forth herein, the Lender agrees to make an advance or advances (each an "Advance" and, collectively, the "Advances") to the Borrower, each of which
Advances: (i) shall be made at any time and from time to time in accordance with the terms hereof on and after the Effective Date and prior to the Expiry Date (or such earlier date as the Commitment shall have been terminated pursuant to the terms hereof); provided, that certain Advances (herein called "Extended Advances") may be made after the Expiry Date to fund a purchase of Servicing Rights which was approved for funding by the Lender prior to the Expiry Date; (ii) shall bear interest and shall be repaid as provided in Section 2.07; (iii) shall be prepaid in accordance with the provisions hereof; and (iv) shall be made against the pledge by the Borrower of Servicing Rights as Collateral for such Advance as provided herein and in the Term Loan Security Agreement; provided, however, that (1) the aggregate principal amount of Advances outstanding at any time shall not exceed the lesser of (x) the Commitment and (y) 70% of the Appraised Value of all Servicing Portfolios then pledged as Collateral under the Term Loan Security Agreement (as set forth in the most recent Appraisal delivered to the Lender hereunder), (2) the aggregate principal amount of Advances incurred and outstanding as of the Expiry Date shall equal at least $1.5 million, and (3) the aggregate principal amount of Advances outstanding at any time secured by a particular Servicing Portfolio shall not exceed the Borrowing Base for such Servicing Portfolio.

         2.02 Minimum Borrowing Amount. The principal amount of each Advance shall not be less than $500,000 and, if greater, shall be in an integral multiple of $100,000.

         2.03  Reserved.

         2.04 Request for Advance. Whenever the Borrower desires to incur an Advance hereunder, it shall deliver to the Lender at its Office a request for Advance substantially in the form of Exhibit A (the "Request for Advance") not later than 12:30 p.m. (New York City time) on the Business Day prior to the proposed date of such Advance. Each Request for Advance (i) shall be appropriately completed to specify the aggregate principal amount of the Advance to be made and the proposed date of such Advance (which shall be a Business Day), and (ii) shall have attached thereto each of the exhibits or other attachments specified herein, including, without limitation, a Borrowing Base certificate substantially in the form of Schedule I to Exhibit A.

         2.05 Disbursement of Funds. No later than 3:00 P.M. (New York City time) on the date specified in the Request for Advance, the Lender shall make available to the Borrower the amount of such Advance requested to be made on such date in Dollars by wire transfer to an account of the Seller, in accordance with the instructions set forth in the Request for Advance.

         2.06 Note. The Borrower's obligation to pay the principal of, and interest on, all Advances made to it by the Lender shall be evidenced by a promissory note substantially in the form of Exhibit B (the "Note"). The Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Commitment, (iv) be payable in the aggregate principal amount of the Advances evidenced thereby in Amortizing Installments as provided in Section 2.07, (v) mature (with respect to each Advance evidenced thereby not previously repaid) on the earlier to occur of the fifth anniversary of the Effective Date or the maturity of the promissory note delivered by the Borrower pursuant to the GE Warehouse Credit Agreement (the "Maturity Date"), (vi) bear interest as provided in
Section 2.07, (vii) be subject to mandatory prepayment as provided in
Section 4.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents. The Lender will note on its internal records the amount of each Advance made by it and each payment in respect thereof and, prior to any transfer of the Note, will endorse on the reverse side thereof the outstanding principal amount of Advances evidenced thereby; provided, however, that failure to make any such notation shall not affect the Borrower's obligations in respect of such Advances.

         2.07 Interest and Principal Payments. (a) The Borrower agrees to pay interest in respect of the outstanding principal amount of each Advance from the date the proceeds thereof are made available to the Borrower until such principal amount shall be paid in full (whether through payment of Amortizing Installments, at maturity, by acceleration or otherwise) at a rate per annum equal to 3.75% in excess of the Commercial Paper Rate in effect from time to time.

         (b) The aggregate principal amount of all Advances which shall have been incurred and are outstanding as of the Expiry Date, together with any Extended Advances, is herein referred to as the "Term Loan." The Borrower shall repay the Term Loan (including any Extended Advances) in forty-eight (48) consecutive monthly installments (each, an "Amortizing Installment"), beginning on the first Business Day of the calendar month immediately succeeding the month in which the Expiry Date occurs and on the first Business Day of each calendar month thereafter; provided, that, the repayment of any Extended Advance shall begin on the first Business Day of the calendar month immediately succeeding the month in which such Extended Advance was made, and provided, further, that the incurrence of any Extended Advances will not extend the period for repayment of the Term Loan beyond the 48-month repayment period described above. Each of the first forty-seven (47) Amortizing Installments shall be in an amount which would be sufficient to repay the principal of the Term Loan (including any Extended Advances) in sixty (60) equal, consecutive monthly installments, and the forty-eighth (48th) Amortizing Installment shall be in an amount sufficient to pay the remaining balance of the Term Loan. The amount of all Amortizing Installments due after the incurrence of any Extended Advance shall be increased to provide for the repayment of such Extended Advance in equal installments over the remainder of the original 48-month repayment period.

         (c) Overdue principal and, to the extent permitted by law, overdue interest, and any other overdue amount payable by the Borrower hereunder, shall bear interest at a rate per annum equal to 4% per annum in excess of the rate specified in clause (a) above in effect from time to time; provided, however, that no Advance shall bear interest at a rate in excess of the maximum rate permitted by applicable law.

         (d) Accrued (and theretofore unpaid) interest shall be payable in respect of the Advances (i) monthly in arrears on the fifth Business Day of each calendar month with respect to interest accrued during the preceding calendar month, (ii) on any prepayment of Advances permitted under this Agreement, (iii) on the Maturity Date and (iv) after the Maturity Date, on demand. The Lender shall provide the Borrower with a notice setting forth the interest accrued with respect to each calendar month not later than the third Business Day following the end of such calendar month.

         2.08 Increased Costs. If, due to either (a) the effectiveness or introduction of, or any change in, or any change in the interpretation of, any law or regulation by any court or administrative or governmental authority charged with the administration thereof or (b) compliance after the date hereof with any guideline or request from any central bank or other governmental authority or official (whether or not having the force of law), there shall be an increase in the cost to the Lender of making, funding or maintaining any Advance or the Commitment hereunder or the Lender shall be required to make a payment calculated by reference to the principal of, or interest on, any Advance made by it or the Commitment (other than any such increased cost, reduction in the amount receivable, or payment required to be made resulting from the imposition or an increase in the rate of any Taxes unless such Taxes are payable by the Borrower under
Section 4.06), then the Borrower shall, from time to time, upon demand by the Lender, pay additional amounts sufficient to compensate the Lender for any such increased cost (subject, however, to the limitation contained in the last sentence of this Section). A certificate of an officer of the Lender as to the amount of any such increased cost actually incurred by the Lender (and the calculation thereof) submitted to the Borrower shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any increased cost otherwise payable under this Section 2.08 to the extent that such payment, when added to the aggregate amount previously paid by the Borrower under this Section 2.08 and Section 2.09, would exceed 1% of the aggregate principal amount of Advances then outstanding.

         2.09 Increased Capital. If after the date hereof either (a) the introduction or effectiveness of, or any change in, or in the interpretation of, any law or regulation or (b) compliance with any guideline or request from any central bank or other governmental authority or official (whether or not having the force of law and including, in any event, any law, regulation or interpretation with respect to capital adequacy or request in connection with any of the foregoing) affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender reasonably determines that the amount of such capital is increased by or based upon the existence of the Lender's agreement, in its discretion, to make or maintain Advances hereunder and other similar agreements or facilities, then, upon demand by the Lender, the Borrower shall immediately pay to the Lender for the account of the Lender from time to time, as specified by the Lender, additional amounts sufficient to compensate the Lender in light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's agreements hereunder (subject, however, to the limitation contained in the last sentence of this Section). A certificate as to such amounts (and the calculation thereof) submitted to the Borrower by the Lender shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amount otherwise payable under this Section 2.09 to the extent that such payment, when added to the aggregate amount previously paid by the Borrower under this Section 2.09 and Section 2.08, would exceed 1% of the aggregate principal amount of Advances then outstanding.

         Section 3.  Fees and Charges.

         3.01 Fees and Charges. (a) The Borrower shall pay the Lender a commitment fee (the "Commitment Fee") with respect to each Advance made hereunder, which shall be calculated and paid as follows: (i) on the date the Advance is made, an amount equal to 0.25% per annum of the principal amount of such Advance, prorated for the period beginning on such payment date and ending on the Expiry Date; provided, however, that if the Expiry Date is subsequently extended pursuant to the terms hereof (the time period beginning on the first day after the previously stated Expiry Date and ending on the new Expiry Date being herein referred to as an "Extension Period") the Borrower shall pay, on the first day of the Extension Period, an additional Commitment Fee in an amount equal to 0.25% per annum of the principal amount of all Advances then outstanding, prorated for the Extension Period, and (ii) beginning on the first Business Day immediately succeeding the Expiry Date, and on each January 1 thereafter, until the Term Loan shall have been paid in full, an amount equal to 0.25% per annum of the principal amount of the Term Loan outstanding on the particular payment date (which amount shall be prorated for any Standard Fee Period which is less than a full calendar year, and shall be subject to partial rebate under the circumstances described in the next sentence of this Section). If at any time during any Standard Fee Period the Borrower sells all or any portion of a Servicing Portfolio then pledged as Collateral under the Term Loan Security Agreement and the Lender shall have received any required prepayment of Advances with respect thereto and shall have released its Lien on such Collateral pursuant to Section 4.04, the Lender shall rebate to the Borrower that portion of the Commitment Fee for such Standard Fee Period attributable to the Advances being prepaid, pro-rated for the period beginning on the first day of such Standard Fee Period and ending on the date of such prepayment; provided, however, that the rebated amount shall in no event exceed 50% of the total Commitment Fee for such Standard Fee Period attributable to the prepaid Advances.

         (b) The Borrower shall pay to the Lender, promptly following the Lender's request therefor, all reasonable costs and expenses (the "Administrative Costs") incurred by the Lender in connection with (i) the making of an Advance (including, without limitation, all costs associated with the review and processing of the applicable Servicing Documents and any other documents, and the costs of overnight and express delivery, wire transfers, notary, recording and filing fees and any similar fees and charges), and (ii) the Lender's review (and, if applicable, preparation) of Appraisals, and the Lender's review and assessment of the qualifications, methodology and assumptions of any Appraiser other than the Lender.

         (c) The Lender shall provide the Borrower with a notice setting forth the Commitment Fee accrued with respect to each one-year period referred to in clause (a) above not later than the third Business Day following the end of such one-year period and shall provide the Borrower with a notice setting forth the Administrative Costs incurred with respect to each calendar month not later than the third Business Day following the end of such calendar month.

         Section 4.  Prepayments.

         4.01  Reserved.

         4.02 Mandatory Prepayments. Except as set forth in Section 4.03(b) and Section 4.04, a prepayment of Advances shall be required, without notice or demand of any kind to the Borrower, as follows (any such prepayment occurring after the Expiry Date shall be deemed to refer to prepayment of the Term Loan or the applicable portion thereof):

         (a) if any Servicing Rights in respect of which an Advance has been made hereunder are sold or otherwise transferred (including, without limitation, in connection with any repurchase of such Servicing Rights by a Seller pursuant to the related Purchase Contract), the Borrower shall immediately prepay outstanding Advances in an aggregate principal amount equal to the then outstanding principal amount of the Advances which were incurred to purchase such Servicing Rights;

         (b) if on any date the aggregate principal amount of Advances then outstanding (after giving effect to all other repayments thereof on such date, including, without limitation, any Amortizing Installment), exceeds 70% of the Appraised Value of all Servicing Rights then pledged as Collateral (as set forth in the most recent Appraisal which has been delivered to the Lender pursuant to Section 7.01(f)), the Borrower shall immediately prepay outstanding Advances in an aggregate principal amount equal to such excess amount; and

         (c) if the Borrower becomes aware that the Borrower's rights to service all or any portion of the Serviced Loans whose Servicing Rights have been pledged as Collateral may be terminated, the Borrower shall immediately prepay an amount equal to the outstanding principal amount of all Advances which were incurred to fund the purchase of such Servicing Rights.

         4.03 Release of Collateral; Substitution. (a) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon the Borrower's request for the release of the Lender's Lien with respect to any specified Servicing Rights then pledged as Collateral, accompanied by a prepayment by the Borrower of Advances in an aggregate principal amount equal to the then outstanding principal amount of the Advances which were incurred to purchase such Servicing Rights, and a deposit by the Borrower of such amount as the Lender shall designate as a reserve for application to any fees, accrued interest or breakage costs payable as of or with respect to the calendar month in which such prepayment occurs, the Lender shall, within one Business Day after the later of the receipt of such request or such prepayment and deposit, release from the Lien granted pursuant to the Term Loan Security Agreement and deliver to the Borrower in accordance with the terms of the Term Loan Security Agreement the Collateral corresponding to or related to such Servicing Rights.

         (b) So long as no Default or Event of Default has occurred and is continuing, in lieu of any required prepayment of Advances pursuant to
Section 4.02(a) or Section 4.03(a) or Section 4.04, the Borrower may, subject to the terms and conditions hereof and the prior consent of the Lender, substitute and pledge either (i) additional Servicing Rights comparable to those being released from the Lender's Lien, or (ii) other comparable servicing rights, reasonably acceptable to the Lender, for Mortgage Loans originated by the Borrower and not purchased from a Seller ("Comparable Servicing Rights"), whose Appraised Value (based on a new Appraisal), in either case, is such that immediately after giving effect to such substitution or addition, such prepayment is no longer required.

         4.04 Sale of Collateral. (a) In the event that the Borrower determines to sell all or any portion of a Servicing Portfolio, the Borrower shall be required to prepay Advances in an aggregate principal amount equal to the then outstanding principal amount of the Advances which were incurred to purchase the Servicing Portfolio (or portion thereof) being sold.

         (b) The Lender shall take such action as the Borrower shall reasonably request pursuant to this Section 4.04 to effect the sale and transfer of a Servicing Portfolio, and any related Collateral, to the purchaser thereof (the "New Servicer"), including, without limitation, executing and delivering any appropriate amendments to, or assignments of the Lender's rights under, any pertinent Servicing Documents; provided, however, that:

                 (i) prior to taking any action pursuant to this Section 4.04, the Lender shall have received any indemnity or other assurances requested by the Lender from the Borrower with respect to any actions to be performed by the Lender pursuant to this Section 4.04;

                (ii) the Borrower shall reimburse the Lender, immediately upon request, for all costs and expenses (including, without limitation, attorneys' fees) incurred by the Lender in connection with any such sale of Collateral and release of Lien and any other actions to be taken by the Lender pursuant to this Section 4.04; and

               (iii) the Lender shall not be required to release its Lien on any Collateral until it shall have received the full amount of the prepayment required pursuant to Section 4.04(a).

         (c) Upon the execution and delivery by the Borrower and a New Servicer of a Servicing Sale Agreement, the Lender, at the Borrower's request and upon receipt of a copy of the executed Servicing Sale Agreement, shall issue and deliver to the New Servicer a written commitment (a "Servicing Release Commitment"), substantially in the form set forth in Exhibit F hereto, whereby the Lender will agree to release the Servicing Portfolio (or portion thereof) being sold to the New Servicer from the Lien granted pursuant to the Term Loan Security Agreement, upon the Lender's receipt from the New Servicer, in immediately available funds, of the full amount of the prepayment required under Section 4.04(a) on account of the sale of such Servicing Portfolio (less any applicable Downpayment Amount previously received by the Lender pursuant to the next sentence of this subsection (c)). The Borrower shall pay to the Lender immediately upon receipt (or cause the New Servicer to pay directly to the Lender) the full amount of any down payment, installment payment, "earnest money" or similar amount (collectively, the "Downpayment Amount") which the Borrower shall have received (or be entitled to receive) from the New Servicer pursuant to the Servicing Sale Agreement prior to the date of the New Servicer's payment to the Lender pursuant to the immediately preceding sentence of this subsection (c).

         4.05 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and the Note shall be made to the Lender not later than 2:00 p.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds for deposit to the Operating Account as directed by the Lender. Any payment received after 2:00 p.m. (New York City time) on any Business Day shall be treated as being received on the next succeeding Business Day. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest, fees and penalties, shall be payable at the rate otherwise applicable on the scheduled payment date. The Borrower hereby authorizes the Lender to deduct from each Advance to be made hereunder all amounts due and owing to the Lender including interest, penalties, fees or mandatory prepayments.

         4.06 Net Payments. All payments made by the Borrower hereunder will be made without setoff, counterclaim or other defense. Promptly upon (and in no event later than 10 days following) notice from the Lender to the Borrower, the Borrower agrees to pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of an Advance and/or the recording, registration, notarization or other formalization of an Advance or the execution and delivery or otherwise with respect to this Agreement or the other Credit Documents or any Servicing Documents and/or any payments of principal, interest or other amounts made on or in respect of an Advance (all such taxes, levies, costs and charges being herein collectively called "Taxes"); provided that Taxes shall not include taxes imposed on or measured by the overall net income or receipts of the Lender by the United States of America or any political subdivision or taxing authority thereof or therein. The Borrower agrees to also pay such additional amounts equal to increases in taxes payable by the Lender described in the foregoing proviso, which increases arise solely from the receipt by the Lender of payments made by the Borrower described in the immediately preceding sentence of this Section 4.06. Promptly (and in no event later than 10 days) after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will, at the request of the Lender, furnish to the Lender evidence, in form and substance satisfactory to the Lender, that the Borrower has met its obligation under this Section
4.06. The Borrower agrees to indemnify the Lender against, and reimburse the Lender on demand for, any Taxes, as reasonably determined by the Lender in good faith. The Lender shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this Section 4.06.

         4.07 Breakage Costs. If the Borrower shall prepay any principal of Advances, whether pursuant to a voluntary or mandatory prepayment, Borrower shall pay to the Lender (in addition to principal and interest) such additional amounts as may be necessary to compensate the Lender for any loss and any direct or indirect costs, including the cost of reemployment of funds so prepaid at rates lower than the cost to the Lender of such funds, except that no such additional amount will be required in any case where the Borrower has given the Lender at least 45 days' prior written notice of a particular prepayment of Advances. Such losses and costs, which the Lender shall exercise reasonable efforts to minimize, shall be specified in writing to the Borrower by the Lender and, absent manifest error in computation, shall be binding on the Borrower. The Borrower shall make any required payment of such costs and losses on the date on which interest in respect of the Advances prepaid is otherwise due and payable.

         Section 5. Conditions Precedent.

         The obligation of the Lender to make each Advance to the Borrower hereunder is subject, at the time of the making of each such Advance (except as hereinafter indicated), to the satisfaction of the following conditions:

         5.01 Execution of Agreement; Note. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Lender the Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

         5.02 No Default Representations and Warranties. At the time of the making of each Advance and also after giving effect thereto (i) there shall exist no Default or Event of Default, and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Advance.

         5.03 Request for Advance. Prior to the making of each Advance, the Lender shall have received a Request for Advance with respect thereto meeting the requirements of Section 2.04.

         5.04 Opinions of Counsel. On the Initial Borrowing Date, the Lender shall have received from outside counsel for the Borrower (who shall be reasonably satisfactory to the Lender) an opinion addressed to the Lender and dated the Initial Borrowing Date covering the matters set forth in Exhibit C and such other matters incident to the transactions contemplated herein as the Lender may reasonably request. If, at the time of the making of any Advance subsequent to the Initial Borrowing Date, the Lender shall have requested same, the Lender shall have received from counsel for the Borrower (who shall be reasonably satisfactory to the Lender) an opinion in form and substance reasonably satisfactory to the Lender, addressed to the Lender and dated the date of such Advance, covering such matters as the Lender shall specify or such other matters incident to the transactions contemplated herein as the Lender may reasonably request.

         5.05 Diligence. (a) On or prior to the Initial Borrowing Date, the Lender shall have satisfactorily completed its due diligence review of the Borrower's operations, business and financial condition and its mortgage servicing practices and procedures, including, without limitation, the due diligence practices and procedures employed by the Borrower in assessing any proposed purchase of Servicing Rights.

         (b) Prior to the making of any Advance, the Lender shall have satisfactorily completed its due diligence review with respect to (i) the Servicing Rights which are the subject of the particular Advance, the Seller's servicing practices and procedures with respect thereto, and the related Servicing Documents and Servicing Files, and/or (ii) the results of the Borrower's due diligence review with respect to the matters described in clause (i).

         (c) The completion of any due diligence review pursuant to paragraph (a) or (b) above shall in no manner limit or compromise the Lender's rights and remedies in the event of any breach by the Borrower of its obligations, representations or warranties hereunder.

         5.06 Corporate Documents; Proceedings. (a) On the Initial Borrowing Date, the Lender shall have received a certificate, dated the Initial Borrowing Date, signed by the President or any Vice President of the Borrower, and attested to by the Secretary or any

Assistant Secretary of the Borrower, substantially in the form of Exhibit D-1 and with appropriate insertions, together with copies of the resolutions of the Borrower referred to in such certificate, a good-standing certificate from the Secretary of State of the jurisdiction of incorporation of the Borrower dated not later than 20 days prior to the Initial Borrowing Date, and any amendments to the Borrower's Certificate of Incorporation and By-Laws adopted by the Borrower after July 30, 1993.

         (b) At the time of making each Advance, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated in this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Lender reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

         5.07 Financial Statements. On or prior to the Initial Borrowing Date, the Lender shall have received to the extent not already delivered pursuant to the GE Warehouse Credit Agreement (i) the consolidated and consolidating balance sheets of the Borrower and its Parent for the fiscal year most recently ended and the related statements of income and retained earnings and statements of cash flows of the Borrower and its Parent for such fiscal year, certified by an independent certified public accountant of recognized national standing reasonably acceptable to the Lender and prepared in accordance with generally accepted accounting principles in the United States consistently applied, together with "management letters" detailing any "material weaknesses in internal controls" (as defined by the Financial Accounting Standards Board) noted by such accountants for such period and (ii) copies of any uniform single audit reports in respect of the Borrower, any audits or financial reports in respect of the Borrower completed or requested by HUD, GNMA, FNMA, FHLMC or any other governmental agency or institutional investor, and any Mortgage Bankers' Reporting Forms prepared by the Borrower, in each case during the year preceding the date hereof.

         5.08 Mandatory Prepayment. After giving effect to the proposed Advance, no prepayment would be required pursuant to Section 4.02.

         5.09 Term Loan Security Agreement; UCC's. (a) On or prior to the Initial Borrowing Date, the Borrower shall have duly authorized, executed and delivered a Term Loan Security Agreement substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the "Term Loan Security Agreement") covering all of the Borrower's present and future Collateral, together with:

         (i) acknowledgment copies of proper financing statements (Form UCC-1) (in form satisfactory to the Lender) duly filed under the UCC of each jurisdiction as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by the Term Loan Security Agreement;

         (ii) certified copies of "Requests for Information or Copies" (Form UCC-11), or equivalent reports, listing the financing statements referred to in clause (a) above and all other effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in said clause (a), together with copies of such other financing statements (none of which shall cover the Collateral, except to the extent evidencing Liens permitted pursuant to Section 8.01);

         (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Term Loan Security Agreement as may be necessary or, in the opinion of the Lender, desirable to perfect the security interests purported to be created by the Term Loan Security Agreement; and

         (iv) evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests created by the Term Loan Security Agreement have been taken.

         (b) On or prior to the date of the first Advance in respect of any Servicing Rights, the Borrower shall have executed and delivered to the Lender (and any Agency requiring the same) (i) acknowledgement copies of proper financing statements (Form UCC-1) (in form satisfactory to the Lender and any such Agency) covering such Servicing Rights and any related Collateral, which shall have been duly filed under the UCC of each jurisdiction as may be necessary or, in the opinion of the Lender, desirable to perfect the Lender's security interest therein, and (ii) copies of such other documents or reports, or evidence of completion of such other recordings and filings, described in paragraph (a)(ii)(iii) and
(iv) above but with specific reference to such Servicing Rights and related Collateral, as the Lender may request.

         5.10 No Adverse Change. Since July 30, 1993 there shall have been no material adverse change in the operations, business, property, assets or financial condition or prospects of the Borrower or the Parent.

         5.11 Insurance. The insurance required pursuant to Section 5.11 of the GE Warehouse Credit Agreement shall be in full force and effect.

         5.12 Fees. Prior to the making of any Advance, the Borrower shall have paid all Fees then due and payable to the Lender.

         5.13 No Litigation. There shall be no judgment, order, injunction or other restraint which shall prohibit or impose, and no litigation pending or threatened against or affecting the Borrower or any of its Subsidiaries which, in the opinion of the Lender, would prohibit or result in the imposition of materially adverse conditions upon, the financing contemplated hereby, or otherwise have a material adverse effect on the business, operations, properties or assets, or on the condition, financial or otherwise, of the Borrower or any of its Subsidiaries.

         5.14 Legal or Regulatory Proceedings. On or prior to the Initial Borrowing Date, the Borrower shall have delivered to the Lender certificates of the principal shareholders and senior officers of the Borrower, in substantially the form of Exhibit D-2, with respect to certain legal and regulatory proceedings relating to such persons.

         5.15 Eligible Portfolio. The Serviced Loans in a Servicing Portfolio which is the subject of an Advance shall meet all of the following criteria as of the applicable Sale Date for such Servicing Portfolio (except if and to the extent waived in writing by the Lender):

         (a) the weighted average age of the Serviced Loans in such Servicing Portfolio does not exceed nine months;

         (b) Serviced Loans totalling at least 95% of the aggregate principal amount of all Mortgage Loans in the Servicing Portfolio shall have interest rates not greater than 0.5% above the FHLMC 60-day commitment rate for Mortgage Loans with like maturities;

         (c)   no more than 35% of the Serviced Loans shall be VA Loans;

         (d)   no more than 10% of the Serviced Loans shall be Balloon
Loans;

         (e)   no more than 10% of the Serviced Loans shall be Buy-Down
Loans;

         (f) no more than 10% of the Serviced Loans shall be secured by Mortgages on condominium units;

         (g) no more than 30% of the Serviced Loans shall be Adjustable Rate Loans;

         (h) no more than 5% of the Serviced Loans shall be Cash-Out Refinance Loans;

         (i) no more than 2% of the Serviced Loans shall be secured by Mortgaged Property which is not owner-occupied;

         (j) the delinquency rate of the Serviced Loans shall not exceed the average delinquency rates applicable to Mortgage Loans of the same type and location as the Serviced Loans as shown on the most recent National Delinquency Survey of the Mortgage Bankers Association;

         (k) the geographic dispersion of the Mortgaged Properties which secure the Serviced Loans has been approved by the Lender in its reasonable discretion; and

         (l) none of the Serviced Loans shall contain graduated payment, shared appreciation or contingent interest provisions, or be subject to special escrow arrangements, unless approved by the Lender.

         5.16 Servicing Documents. Prior to the making of the first Advance in respect of any Servicing Rights:

         (a) the Lender shall have received executed counterparts (or certified copies of executed counterparts acceptable to the Lender) of all related Servicing Documents requested by the Lender;

         (b) all such Servicing Documents (i) shall be in form and substance satisfactory to the Lender, (ii) shall be in full force and effect, and shall not have been amended, modified or altered except as previously disclosed to and approved by the Lender, and (iii) shall comply with all Agency Requirements; and

         (c) no default, or event which, with the passage of time or the giving of notice, or both, would constitute a default under, any such Servicing Documents shall have occurred and be continuing.

         5.17 Sale and Transfer Dates. Prior to or on the date of making the first Advance in respect of any Servicing Rights:

         (a)   the related Sale Date shall have occurred;

         (b) either the related Transfer Date shall have occurred, or the Borrower shall have submitted to the Lender certifications or other assurances satisfactory to Lender in its sole discretion that the Transfer Date will occur simultaneously with the incurrence of such Advance; and

         (c) the Borrower shall have paid to the Seller any portion of the Purchase Price not being financed through Advances.

         5.18 No Repurchase; No Material Change. On the date of making any Advance, no event shall have occurred and be continuing that would (i) obligate the Seller to repurchase any of the Servicing Rights which are the subject of such Advance, (ii) entitle an Agency to terminate the Borrower's right to service the Serviced Loans, or (iii) cause any material change in the Borrower's servicing practices and procedures with respect to the Serviced Loans which in the Lender's reasonable judgment would materially prejudice the Lender's interest in any of the Collateral or its rights under this Agreement.

         5.19 Initial Appraisal. Prior to the making of the first Advance in respect of any Servicing Rights, the Lender shall have received an Appraisal of such Servicing Rights acceptable to the Lender.

         5.20 Assignment of Purchase Contract, etc. Prior to the making of the first Advance in respect of any Servicing Rights, the Borrower, if so requested by Lender, shall have executed and delivered to the Lender (a) an assignment of the Borrower's rights (but not its obligations) under the related Purchase Contract (together with the Seller's written consent to such assignment if required under the Purchase Contract), and (b) an assignment or assignments of the Borrower's rights under any related Custodial Agreements, Escrow Accounts, tax service contracts or other agreements related to the Serviced Loans or Servicing Rights.

         5.21 Other Conditions Satisfied. Prior to the making of any Advance, any conditions precedent contained in any Servicing Documents and any Agency Requirements which relate to or would otherwise affect the sale of any Servicing Rights to the Borrower or the financing thereof under this Agreement, and which are required under the terms of such Servicing Documents or Agency Requirements to have been satisfied as of the date of such Advance, shall have been satisfied.

         The acceptance of the benefits of each Advance shall constitute a representation and warranty by the Borrower to the Lender that all conditions required under this Section 5 to have been satisfied as of the date of such Advance have been satisfied. All of the Note, certificates, legal opinions, Appraisals and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Lender at the Office and shall be satisfactory in form and substance to the Lender.

         Section 6. Representations, Warranties and Agreements.

         In order to induce the Lender to enter into this Agreement and to make the Advances, the Borrower makes the following representations, warranties and agreements as of the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Note and the making of the Advances (with the execution and delivery of this Agreement and the making of each Advance thereafter being deemed to constitute a representation and warranty that the matters as specified in this Section 6 are true and correct in all respects on and as of the date hereof and as of the date of such Advance, unless stated to relate to a specific earlier date):

         6.01 Corporate Power and Authority. The Borrower has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents. The Borrower has duly executed and delivered each of the Credit Documents, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms.

         6.02 No Violation. Neither the execution, delivery or performance by the Borrower of the Credit Documents, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than a Lien permitted pursuant to Section 8.01 upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Borrower.

         6.03 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

         6.04 Financial Condition; Undisclosed Liabilities; etc. (a) Since July 30, 1993, there has not been any material adverse change in the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower.

         (b) Except as fully reflected on the financial statements referred to in Section 5.07, there will be as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole. Except as set forth in Schedule I to this Agreement, as of the Effective Date the Borrower does not know of any basis for the assertion against the Borrower or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements referred to in Section 5.07 which, either individually or in the aggregate, could be material to the Borrower.

         6.05 Litigation. There are no actions, suits or proceedings pending or threatened with respect to any Credit Document or any Servicing Documents to which the Borrower is a party.

         6.06 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Lender (including, without limitation, all information contained in the Credit Documents or any Servicing Documents to which the Borrower is a party) for purposes of or in connection with this Agreement, the Term Loan Security Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

         6.07 Use of Proceeds; Margin Regulations. All proceeds of each Advance will be used by the Borrower to finance the Borrower's acquisition of Servicing Rights. No part of the proceeds of any Advance will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         6.08 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as would not (i) in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and (ii) affect in any respect the validity or enforceability of any Credit Document, any Servicing Document or the Lender's rights in the Collateral.

         6.09 No Burdensome Agreement. Neither the Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which by its terms would have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower or such Subsidiary or on the ability of the Borrower to carry out its obligations under the Note, the other Credit Documents to which it is a party or any Servicing Documents to which it is or shall become a party.

         6.10 Security Interests. The Term Loan Security Agreement creates, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in favor of the Lender which are perfected and superior and prior to the rights of all third Persons (except Agency Rights) and are subject to no other Liens (other than Liens permitted pursuant to Section 8.01). The Borrower has, or will have at the time of pledge thereof, good and marketable title to all of the Collateral, free and clear of all Liens except those described in the preceding sentence.

         6.11 Representations in Warehouse Agreement. Except as set forth in Schedule II, each of the representations, warranties and agreements made by the Borrower pursuant to Sections 6.01, 6.05(a), 6.06, 6.09, 6.10, 6.11, 6.12, 6.14, 6.16, 6.18, 6.21, 6.22 and 6.23 of the GE
Warehouse Credit Agreement (collectively, the "GE Representations") is incorporated herein by reference as if set forth herein in full. As of the date hereof and as of the date of each Advance the Borrower makes each of the GE Representations for the benefit of the Lender under this Agreement. The Borrower's obligation under this Section 6.11 to make the GE Representations shall continue regardless of, and shall be unaffected by, the expiration or termination of the GE Warehouse Credit Agreement.

         6.12 Representations in Purchase Contracts. The representations and warranties made by the Seller and the Borrower in the related Purchase Contract with respect to all matters affecting the related Servicing Rights, Servicing Documents and Serviced Loans (collectively the "Purchase Contract Representations") (a) were true and correct in all material respects on the dates so made, and are deemed to be incorporated herein by reference as if set forth herein in full. As of the date of each Advance, the Borrower makes to the Lender, for its benefit under this Agreement, each of the related Purchase Contract Representations.

         6.13 Representations Relating to Servicing. As of the date of each Advance:

         (a) The Borrower, the Seller, and any other parties thereto, have duly executed and delivered each of the related Servicing Documents which is required to have been executed and delivered as of such date, and each of such Servicing Documents constitutes the legal, valid and binding obligation of all parties thereto, enforceable against such parties in accordance with their respective terms;

         (b) (i) Each Serviced Loan, whose Servicing Rights are the subject of such Advance, was underwritten in accordance with the underwriting standards of the related Agency in effect at the time the Serviced Loan was originated; (ii) each such Serviced Loan is in conformity with such underwriting standards on the date of such Advance; and (iii) the related Mortgage Note and Mortgage are on forms acceptable to such Agency;

         (c) The Seller has serviced the Serviced Loans and has kept and maintained complete and accurate books and records in connection therewith, in accordance with all Agency Requirements and all applicable laws and regulations, including, without limitation, all FHA and VA regulations, and the Seller has remitted to each Agency all distributions to which such Agency is entitled under the relevant Agency Requirements;

         (d) The Seller and the Borrower have performed all obligations to be performed under Agency Requirements in respect of the transfer and sale of the Servicing Rights and the other transactions contemplated by the Purchase Contract, and no event has occurred and is continuing which, but for the passage of time or the giving of notice, or both, would constitute a default under or breach of such Agency Requirements;

         (e) Except as to recourse for breaches of representations and warranties given by the Seller in Agency Agreements, none of the Servicing Rights are subject to recourse against the servicer for losses in connection with the liquidation of a Serviced Loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or any other event;

         (f) No Agency Agreement or other Servicing Document contains any uncustomary, unusual or burdensome servicing obligations with respect to the Servicing Rights or contains provisions which vary from published Agency standards; no waivers with respect to any Agency Requirements have been obtained which adversely affect the quality of any Serviced Loans; and no Agency Consent reduces or limits the rights or compensation of the servicer under the applicable Agency Agreement.

         (g) (i) Each Serviced Loan included in a Pool of Serviced Loans meets all eligibility requirements for inclusion in such Pool, in accordance with all applicable Agency Requirements for loan pooling; (ii) all such Pools have been finally and properly certified or recertified in accordance with applicable laws, regulations and Agency Requirements; (iii) the Servicing Rights in respect of each Pool are eligible under all applicable laws, regulations and Agency Requirements to be transferred to the Borrower; (iv) no Serviced Loan has been bought out of a Pool without all required prior written approvals of the applicable Agency; and (v) the Servicing Files to be delivered to the Borrower pursuant to the related Purchase Contract for any Pool of Serviced Loans will include all documents necessary in order for the appropriate Custodian to recertify such Pool in accordance with Agency Requirements;

         (h) (i) Immediately prior to the transfer and sale of the Servicing Rights pursuant to the related Purchase Contract, the Seller was the sole owner and holder of such Servicing Rights; (ii) such Servicing Rights had not been assigned or pledged to any other party; and (iii) the Seller had good and marketable right, title and interest therein, and had the full right and authority, subject to no interest or agreement with any other party, to sell, transfer and assign the Servicing Rights pursuant to the Purchase Contract to the Borrower, free and clear of any Lien (except Agency Rights); and

         (i) The security interest in the Servicing Rights granted pursuant to the Term Loan Security Agreement is the only outstanding and existing interest that the Borrower has granted to the Lender or any other party in the Servicing Rights; and

         (j) The Borrower has complied in all material respects with and is not in material violation of, and will comply in all material respects with and will not be in material violation of, any law, regulation, Servicing Document or Agency Requirement relating to any Servicing Rights.

         Section 7. Affirmative Covenants.

         The Borrower covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the
Note is no longer
outstanding and the Advances, together with interest, Fees and all other Obligations, are paid in full:

         7.01 Information Covenants. The Borrower will furnish to the Lender (unless otherwise indicated):

         (a) Financial Statements. At the times specified in the GE Warehouse Credit Agreement, the quarterly and annual financial statements, management letters, officers' certificates and other information required pursuant to Section 7.01(a), (b), (c) and (d) of the GE Warehouse Credit Agreement; provided, however, that any references to a "Default" or "Event of Default" in any certification to be provided under the aforesaid provisions of the GE Warehouse Credit Agreement shall also include and take into account, for purposes of the information required under this Section 7.01(a), knowledge of any Default or Event of Default hereunder.

         (b) Notice of Default. Promptly (and in no event later than one Business Day following the occurrence thereof), notice of the occurrence of any event which constitutes a Default or Event of Default, detailing the nature of such Default or Event of Default and any actions taken or proposed to be taken to cure such Default or Event of Default.

         (c) Agency Related Defaults. Promptly, and in any event within five Business Days after the Borrower's receipt thereof, copies of any notices or information given to or received from any Agency relating to (A) any actual or alleged default under or breach of any Agency Agreement, Acknowledgment Agreement or Agency Consent, (B) any request for, or assertion of rights to, repurchase any Serviced Loan pursuant to the terms of any Agency Agreement or Agency Requirements, (C) the disqualification of, or any proposal to disqualify, the Borrower as an Agency-approved seller/servicer of Serviced Loans, the termination of any Agency Agreement, or the termination, transfer or sale of any Servicing Rights.

         (d) Change in Servicing Procedures. Any material change in the Borrower's practices or procedures respecting the servicing of any Serviced Loans, or the practices or procedures or identity of any subservicer thereof.

         (e) Sale of Servicing Rights. Written notice not less than 30 days prior to any sale of Servicing Rights as to which an Advance has been made and is then outstanding (including, without limitation, any repurchase by the Seller pursuant to the related Purchase Contract, in any one month, of more than three of the Serviced Loans whose Servicing Rights were the subject of such an Advance).

         (f) Portfolio Appraisal. On or before (i) October 20, 1994, and (ii) the 20th day of the calendar quarter immediately succeeding the calendar quarter in which Expiry Date occurs and on or before the 20th day of each calendar quarter thereafter, an

Appraisal of all Servicing Portfolios as to which Advances have been made and are then outstanding, which shall be in form and substance satisfactory to the Lender.

         (g) Monthly Portfolio Analysis. Borrower shall include in the monthly servicing report which Borrower is required to furnish to Lender pursuant to Section 7.01(h) of the GE Warehouse Credit Agreement (in addition to all information required under Section 7.01(h)) a separate report containing the following information for all Serviced Loans whose Servicing Rights are then pledged to Lender under the Term Loan Security
Agreement: (1) the number of such Serviced Loans, (2) the principal balance of such Serviced Loans as of the end of the calendar month preceding the month in which the report is furnished, (3) the weighted average interest rate with respect to such Serviced Loans, (4) the weighted average net servicing fee with respect to such Serviced Loans, and (5) which of such Serviced Loans (A) are current and in good standing, (B) are more than 30, 60 or 90 days past due, and (C) are the subject of pending litigation, bankruptcy or foreclosure proceedings.

         7.02 Collateral. The Borrower will (a) warrant and defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever (except Agency Rights);
(b) service, or cause to be serviced, all Serviced Loans in accordance with the requirements of the related Servicing Documents, all applicable Agency Requirements, and all applicable laws and regulations, including, without limitation, FHA and VA requirements, and will take all actions necessary to enforce the obligations of the obligors under such Serviced Loans; (c) hold all Escrow Payments collected in respect of Serviced Loans in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected; (d) comply in all respects with the terms and conditions of all Servicing Documents, and all extensions, renewals and modifications or substitutions thereof or thereto; and (e) maintain, at its principal office or in a regional office approved by the Lender, and, upon request, shall make available to the Lender the originals, or copies in any case where the original has been delivered to an Agency or subservicer, of all Servicing Files and Mortgage Files relating to Serviced Loans whose Servicing Rights have pledged as Collateral, and all other information and data relating to the Collateral.

         7.03 Covenants in Warehouse Agreement. The Borrower, for the benefit of the Lender pursuant to this Agreement, shall perform and observe each of its covenants and agreements contained in Sections 7.01(e), 7.02 through 7.07, 7.09, 7.10 of the GE Warehouse Credit Agreement (collectively, the "GE Covenants"), all of which are incorporated herein by reference as if set forth herein in full. The Borrower's obligation under this Section 7.03 shall continue regardless of, and shall be unaffected by, the expiration or termination of the GE Warehouse Credit Agreement.

         7.04 Transfer of Servicing Rights. In the event that an Agency shall exercise its rights under any Agency Agreement, Acknowledgement Agreement or otherwise to disqualify the Borrower as an Agency-approved seller/servicer of any Serviced Loans, and


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

shall take steps to transfer and sell all or any portion of the related Servicing Rights, the Lender may (but shall not be obligated to) seek to arrange the sale or transfer of such Servicing Rights to the Lender or its designee, or to arrange for an interim servicing agent approved by the Agency, all in accordance with the related Agency Agreement, Acknowledgment Agreement and any other Agency Requirements. The Borrower shall cooperate with the Lender in any way that the Lender may request in order to effect any such sale or transfer of such Servicing Rights, and shall be responsible for, and pay promptly upon receipt, all fees and expenses incurred by the Lender in connection with any such sale or transfer.

         Section 8. Negative Covenants.

         The Borrower covenants and agrees that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the
Note is no longer outstanding and the Advances, together with interest, Fees and all other Obligations, are paid in full, without the prior written consent of the Lender:

         8.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral except:

         (a) Liens created pursuant to the Term Loan Security Agreement and the GE Warehouse Security Agreement; and

         (b)   Agency Rights.

         8.02 Indebtedness. Without the prior written consent of the Lender, which consent shall not be unreasonably withheld, the Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness of the Borrower incurred under the Credit Documents, (ii) Indebtedness incurred or permitted to be incurred or to exist under the GE Warehouse Credit Agreement and the Cooper River Warehouse Credit Agreement, (iii) Indebtedness to the Parent, (iv) Indebtedness listed on Schedule III hereto ("Existing Indebtedness"), and (iv) accrued expenses and current trade accounts payable incurred in the ordinary course of business by the Borrower, or any of its Subsidiaries, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred; provided that the Borrower and its Subsidiaries shall not be permitted to incur any Indebtedness otherwise permitted under this Section
8.02 so long as any Default or Event of Default has occurred and is continuing or if a Default or Event of Default would occur as a result of the incurrence of any such Indebtedness.

         8.03 Modifications of Certain Agreements and Collateral. The Borrower will not (a) amend, modify or waive any of the terms of, or settle or compromise any claim with respect to, any Collateral or any Servicing Document, or (b) modify or waive any term of any Serviced Loan or release any security or obligor, if as a result thereof such Serviced Loan would become, nor cause, through any activity or inactivity, a Serviced Loan to become, ineligible for FHA insurance or VA guaranty, if applicable, or for repurchase by a Seller or an Agency (to the extent such repurchase would otherwise be required under the terms of the related Purchase Contract, Agency Agreement or other Agency Requirements).

         8.04 Negative Covenants in Warehouse Agreement. The Borrower, for the benefit of the Lender pursuant to this Agreement, shall perform and observe each of its covenants and agreements set forth in Section 8 of the GE Warehouse Credit Agreement (collectively, the "GE Negative Covenants"), all of which are incorporated herein by reference as if set forth herein in full. The Borrower's obligation under this Section 8.04 shall continue regardless of and shall be unaffected by, the expiration or termination of the GE Warehouse Credit Agreement. In addition to the foregoing, the Borrower covenants and agrees that, to the extent any of the GE Negative Covenants provides that the Borrower will not, and will not permit any of its Subsidiaries to, engage in certain actions upon the occurrence and during the continuance of any "Default" or "Event of Default" under the GE Warehouse Credit Agreement, the Borrower likewise will not, and will not permit any its Subsidiaries to, engage in any such actions upon the occurrence and during the continuance of any Default or Event of Default hereunder.

         Section 9. Events of Default.

         Upon the occurrence of any of the following specified events (each an "Event of Default"):

         9.01 Payments. The Borrower shall (i) default, and such default shall continue unremedied for three or more days, in the payment when due of any principal of any Advance (including, without limitation, any Amortizing Installment) or (ii) default, and such default shall continue unremedied for three or more days, in the payment when due of any interest on any Advance or any Fees or any other amount owing hereunder or under any Credit Document; or

         9.02  Representations, etc.

               (a) Any representation, warranty or statement made or deemed made by the Borrower herein (except for any representations made or deemed made pursuant to Section 6.13(b) through (h) hereof) or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

               (b) Any representation made or deemed made by the Borrower pursuant to Section 6.13(b) through (h) hereof shall prove to be untrue in any material respect on the date as of which made or deemed made and remains untrue in such material respect for 30 days after the first to occur of (i) the date the Borrower becomes aware of such circumstance or (ii) the date on which the Lender gives notice of such circumstance to the Borrower; provided, however, that in the case of any such default that cannot be remedied by the payment of money, if such default is of such a nature that it cannot be remedied within such 30-day period but is capable of being remedied, and the Borrower is making diligent efforts to remedy the same, such default shall not constitute an Event of Default until such default shall have continued unremedied for a period of 120 days after the first to occur of the dates specified in (i) and (ii) above; or

         9.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(b) or 8 or (ii) default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement (other than those referred to in Sections 9.01 and 9.02 and clause (i) of this Section 9.03) and such default shall continue unremedied for a period of 30 days after the date on which the Lender gives notice of such default to the Borrower; provided, however, that in the case of a default that cannot be remedied by the payment of money, if such default is of such a nature that it cannot be remedied within such 30-day period, but is capable of being remedied, and the Borrower is making diligent efforts to remedy the same, such default shall not constitute an Event of Default until such default shall have continued for a period of 90 days after the date of such notice from the Lender; or

         9.04 Term Loan Security Agreement. The Term Loan Security Agreement or any provision thereof shall cease to be in full force and effect, or shall cease to give the Lender the Liens, rights, powers and privileges purported to be created thereby, or the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Term Loan Security Agreement; or

         9.05 Defaults Under Warehouse Agreements. There shall occur any event which is defined and described as an "Event of Default" under either the GE Warehouse Credit Agreement or the Cooper River Warehouse Credit Agreement, regardless of whether either such Agreement is then in effect and whether the Lender shall have exercised any of its enforcement rights or remedies with respect thereto;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender or the holder of the Note to enforce its claims against the Borrower: (i) declare the Commitment terminated, whereupon the Commitment of the Lender shall forthwith terminate immediately and any Fees shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest in respect of all Advances and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         Section 10. Miscellaneous.

         10.01 Payment of Expenses; Indemnity. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay on demand all reasonable costs and expenses in respect of the perfection and maintenance of the security interests created by the Credit Documents (including, without limitation, reasonable counsel fees and expenses) and all reasonable costs and expenses in connection with the servicing, management, handling, processing and liquidation of the Collateral, any Serviced Loans and any Servicing Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, workout, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered thereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 10.01(a).

         (b) Without limiting any other rights which the Lender, or any Affiliate thereof, as well as their respective directors, officers, employees, agents, successors and assigns (each, an "Indemnified Party") may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each Indemnified Party from and against any and all claims, losses, damages, fees, expenses and liabilities (including reasonable attorneys' fees) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of, relating to or resulting from (i) this Agreement, (ii) any Servicing Rights or other Collateral, (iii) any Serviced Loans or Servicing Documents, (iv) the mortgage servicing, escrow and custodial practices and procedures of the Borrower, any subservicer or other agent of the Borrower, or any Seller, and (v) the use of any proceeds of Advances, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct (as determined by a final judgment of a court of competent jurisdiction) on the part of such Indemnified Party or any Affiliate of such Indemnified Party which directly or indirectly controls, is controlled by or is under common control with such Indemnified Party or is a director or officer of such Indemnified Party or of an Affiliate of such Indemnified Party. Without limiting or being limited by the foregoing, the Borrower shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from:

               (i) the failure of any Servicing Portfolio to meet the eligibility requirements of Section 5.15;

               (ii) reliance on any representation or warranty or statement made or deemed made by the Borrower (or any of its officers, employees and agents) or any Seller under or in connection with any Credit Document or any Servicing Document which shall have been incorrect when made;

               (iii) the failure by the Borrower to comply with any applicable law, rule, regulation or Agency Requirement with respect to any Collateral, any

         Serviced Loan or any Servicing Document, or the nonconformity of any Collateral, any Serviced Loan or any Servicing Document, with any such applicable law, rule, regulation or Agency Requirement;

               (iv) the failure to vest in the Lender under the Term Loan Security Agreement a valid first priority security interest in the Servicing Rights and the other Collateral, except as otherwise permitted by this Agreement;

               (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, whether at the time of any Advance or at any subsequent time;

               (vi) the breach of any of the Borrower's or any Seller's obligations to any Agency in respect of any Servicing Document, Serviced Loan or Servicing Rights;

               (vii) the sale or transfer to the Lender of any Servicing Rights (including, without limitation, any Agency approvals related thereto), or the assumption by the Lender of the servicing with respect to any Serviced Loans;

               (viii)(A) the termination of, or inability of the Lender to enforce its security interest in, the Servicing Rights or any other Collateral or (B) the Lender's inability to collect, share in, or receive, or any waiver of, any distribution from the sale by an Agency of any Servicing Rights or other Collateral, in either case as a result of the Agency's termination of any Agency Agreement or any other agreement or arrangement between the Agency and the Borrower, and regardless of whether the Lender shall have consented to the occurrence of any of the circumstances described in clauses (A) or (B) above pursuant to any Acknowledgement Agreement or other agreement with such Agency;

               (ix) any investigation, litigation or proceeding related to this Agreement or any other Credit Document or the use of proceeds of Advances or in respect of any Serviced Loan, any other Collateral or any Servicing Document; and

               (x) the making of any wire transfer to an incorrect account or in an incorrect amount in accordance with instructions received from the Borrower or any Seller, it being understood and agreed that, notwithstanding the indemnity under this Section 10.01(b)(x), the funds represented by any such wire shall constitute an Advance hereunder.

         10.02 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower or the Lender, at its address specified opposite its signature below, or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, telegraphed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications given to the Lender pursuant to Section 2 and Section 4 shall not be effective until received by the Lender.

         10.03 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may at any time assign any of its rights and obligations hereunder or under the Note.

         10.04 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender or the holder of the Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Lender or the holder of the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lender or the holder of the Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or the holder of the Note to any other or further action in any circumstances without notice or demand.

         10.05 Calculations; Computations. (a) The financial statements to be furnished to the Lender pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lender); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8 shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements referred to in Section 5.07.

         (b) All computations of interest and the Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest or fees are payable.


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

         10.06 Governing Law; Submission to Jurisdiction; Venue. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New Jersey. Any legal action or proceeding against the Borrower with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New Jersey located in Camden County or in the United States Federal courts located in Camden County, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause
(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.07 Participation and Syndication. Notwithstanding any other provision of this Agreement, the Lender may at any time and from time to time enter into participation agreements or syndication agreements with one or more participating financial institutions whereby the Lender will allocate to them certain percentages of the Commitment, or the Lender's right to receive payments in respect of any Advances. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Lender only and that its obligations under this Agreement are undertaken for the benefit of, and as an inducement to, any such financial institution as well as the Lender. The Borrower agrees to cooperate with the Lender and any such participating financial institution in effectuating such a participation or syndication and shall, upon the request of the Lender, execute a replacement note or notes and such other documents or instruments as may be reasonably necessary to evidence the debtor-creditor relationship between Borrower and such participating financial institution. The Borrower hereby grants to each participating financial institution, to the extent of its participation in the Commitment, or in the Lender's right to receive payments in respect of any Advances, the right to set off deposit accounts maintained by the Borrower with such financial institution. The Borrower shall pay all costs and expenses (including, without limitation, reasonable counsel fees and expenses incurred by the Lender and the participating financial institutions) in connection with effectuating any participation or syndication that is requested by the Borrower; provided, however, that nothing herein shall obligate the Lender to enter into any participation or syndication agreement which may be requested by the Borrower.

         10.08 Obligation to Make Payments in Dollars. All payments of the principal and interest on the Note and any other amounts due hereunder or under any other Credit Document shall be made in Dollars.

         10.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Lender.

         10.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and the Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Lender at its Office.

         10.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         10.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Lender.

         10.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.08, 2.09, 4.06 and 10.01 shall survive the execution and delivery of this Agreement and the Note and the making and repayment of the Advances.

         10.14 Waiver of Jury Trial. THE LENDER AND THE BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

    IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:                          MARKET STREET MORTGAGE
2650 McCormick Dr., Suite 200               CORPORATION
Clearwater, FL  34619
Attn:  Tracy S. Jackson           By /s/ Tracy S. Jackson
Facsimile No.: (813) 791-4136             ------------------------------
                                     Title: Sr. V.P. & Treasurer


Three Executive Campus            GE CAPITAL MORTGAGE SERVICES, INC.
Cherry Hill, New Jersey 08002
Attn:  William E. Mezger               By /s/ William E. Mezger Jr.
Facsimile No.:  609-486-2777         ------------------------------
                                     Title: Sr. V.P.